Exhibit 5.1

August 6, 2024

Heron Therapeutics, Inc.

4242 Campus Point Court, Suite 200

San Diego, CA 92121

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Heron Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, for the registration of 10,110,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (i) 7,500,000 of which are issuable pursuant to the Company’s 2007 Equity Incentive Plan, as amended (the “2007 Plan”); (ii) 1,200,000 of which are issuable pursuant to the Company’s 1997 Employee Stock Purchase Plan (the “1997 ESPP” and together with the 2007 Plan, the “Plans”); and (iii) an aggregate of 1,410,000 of which are issuable upon the exercise of stock options granted to certain employees outside of a plan as inducement equity awards (the “Inducement Awards”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For the purposes of rendering the opinion stated herein, we have examined (a) the Registration Statement; (b) the Plans; (c) the Company’s Certificate of Incorporation, as amended through the date hereof; (d) the Company’s Amended and Restated Bylaws; (e) resolutions adopted by, or minutes of meetings of, the board of directors of the Company (the “Board”) on July 19, 2023, July 28, 2023, August 16, 2023, February 26, 2024, and June 13, 2024 authorizing and approving the issuance of the Shares and other related matters; (f) the Inducement Awards; and (g) a certificate of an officer of the Company, dated the date hereof (the “Fact Certificate”).

We have also examined such questions of law, and the originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed necessary or appropriate as a basis for the opinion stated herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and the Fact Certificate.

In rendering our opinion below, we also have assumed that (i) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of any Shares, (ii) the Shares will be evidenced by appropriate certificates, duly executed and delivered, or the Board will adopt a resolution providing that all shares of the Company’s Common Stock shall be uncertificated in accordance with Section 158 of the General Corporation Law of the State of Delaware (the “DGCL”) prior to the issuance of the Shares, (iii) the issuance of each Share will be properly recorded in the books and records of the Company, (iv) each Plan and each Inducement Award constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (v) the Company will receive consideration for each Share at least equal to the par value of such share of Common Stock and in the amount required by the applicable Plan, the award agreement issued thereunder and the Authorizing Resolutions (as defined below), or the applicable Inducement Award, as applicable; and (vi) prior to the issuance of any Shares under the Plans, the Board will duly authorize each award granted under the 2007 Plan and the 1997 ESPP, as applicable, pursuant to resolutions (the “Authorizing Resolutions”) approving an award agreement and in accordance with the DGCL and the respective Plan.

Our opinion set forth below is limited to the DGCL and reported decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and paid for in accordance with the terms of the applicable Plan, the Authorizing Resolutions and the applicable award agreements, or the applicable Inducement Award, as applicable, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L GATES LLP

K&L GATES LLP